                                                                   EXHIBIT 4(b)

This Certificate describes the benefits and provisions of the Group Contract. The Group Contract , as issued to the Group Contract Owner by Us with any riders or endorsements, alone makes up the agreement under which benefits are paid. The Group Contract may be inspected at the office of the Group Contract Owner. In consideration of any application for this Certificate and the payment of purchase payments, We agree, subject to the terms and conditions of the Group Contract, to provide the benefits described in this Certificate to the Certificate Owner.

If this Certificate is In Force on the Income Date, We will begin making annuity payments to the Annuitant. We will make such payments subject to the terms of this Certificate and Group Contract.

Right to Cancel - You may return this Certificate to Us (Keyport Life Insurance Company, 125 High Street, Boston, MA 02110) or to the agent from whom it was purchased for cancellation. You must mail or deliver it within 45 days from the Issue Date or 20 days after you receive it, whichever is later. The Certificate will then be treated as if We had never issued it and We will promptly refund the Initial Premium, and any Subsequent Premium less the amount of any partial surrenders.

                           Read This Certificate Carefully.

Signed for the Company:



                          Group Deferred Annuity Certificate
                               Flexible Premium Payment
                           Nonparticipating - No Dividends


   VALUES GREATER THAN GUARANTEED VALUES ARE DEPENDENT UPON INCREASES AND DECREASES IN THE INDEX, THE LENGTH OF TIME A CERTIFICATE IS HELD AND THE DECLARED RATE WHICH IS ESTABLISHED EVERY MONTH AND GUARANTEED FOR THAT MONTH



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

                           Keyport Life Insurance Company
                        125 High Street, Boston, Massachusetts
                                    (800) 367-3653

                             Certificate  Specifications

Group Contract Owner                   Keyport Insurance Trust
Group Contract Number                  1
Primary Certificate Owner:             John Doe, male, 12/31/1954
Joint Certificate Owner:               None
Annuitant:                             John Doe, male, 12/31/1954
Contingent Annuitant:                       None
Certificate  Number:                   9999999
Initial Premium:                       $10,000
Issue Date:                            1/30/1995
Issue State:                           Rhode Island
IRS Plan Type:                         Non-Qualified
Income Date:                           1/30/2045
Minimum Subsequent Premium:            $1,000
Maximum Subsequent Premium:            $100,000
INDEX:                                 [Standard & Poor's 500 Individual Index]
INDEX Value at Start of First Term          500.
Declared Rate on Issue Date                 4%

Your Initial Premium has been allocated as follows:

1.  Premium     8,000
    Index Sub-Account with a Term of [5] year(s), a Participation Rate of [80%], a Floor of [0%] and a Cap of [none]

2.  Premium     2,000
    Interest Sub-Account

[There will never be a Cap for the [5] year Term Index Sub-Account] [The Floor will never be less than 0%]

["S&P 500-Registered Trademark-" and "Standard & Poor's 500" are trademarks of the McGraw-Hill Companies, Inc. and have been licensed for use by Keyport Life Insurance Company

This annuity is not sponsored, endorsed, sold or promoted by Standard & Poor's and Standard & Poor's makes no representation regarding the advisability of purchasing the annuity.]

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

Annuitant:  John Doe                               Certificate  Number:  9999999


                          Table of Minimum Surrender Values*


End of Certificate Year          Surrender Value          End of Certificate Year          Surrender Value
-----------------------          ---------------          -----------------------          ---------------

Issue Date                          $ 9,000.00                     26                        $19,409.32
   1                                  9,270.00                     27                         19,991.60
   2                                  9,548.10                     28                         20,591.35
   3                                  9,834.54                     29                         21,209.09
   4                                 10,129.58                     30                         21,845.36
   5                                 10,433.47                     31                         22,500.72
   6                                 10,746.47                     32                         23,175.74
   7                                 11,068.86                     33                         23,871.01
   8                                 11,400.93                     34                         24,587.14
   9                                 11,742.96                     35                         25,324.76
  10                                 12,095.25                     36                         26,084.50
  11                                 12,458.10                     37                         26,867.04
  12                                 12,831.85                     38                         27,673.05
  13                                 13,216.80                     39                         28,503.24
  14                                 13,613.31                     40                         29,358.34
  15                                 14,021.71                     41                         30,239.09
  16                                 14,442.36                     42                         31,146.26
  17                                 14,875.63                     43                         32,080.65
  18                                 15,321.90                     44                         33,043.07
  19                                 15,781.55                     45                         34,034.36
  20                                 16,255.00                     46                         35,055.39
  21                                 16,742.65                     47                         36,107.05
  22                                 17,244.93                     48                         37,190.26
  23                                 17,762.28                     49                         38,305.97
  24                                 18,295.15                     50                         39,455.15
  25                                 18,844.00


* Values are based on the definition of Surrender Value shown on pages 15-16 and a hypothetical Initial Premium of $10,000 allocated to an Index Sub-Account by a 40 year Annuitant on the Issue Date with an Income Date of age 90. Values assume that no partial surrenders or Sub-Account Anniversary Adjustments are made after the Issue Date.

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

                                  Table of Contents
                                  -----------------

                                                                            Page
Certificate Specifications.....................................................2
Table of Minimum Surrender.....................................................3
Definitions....................................................................4
Certificate Benefit............................................................6
Surrender Provisions...........................................................6
Death Provisions.............................................................. 7
Annuity Payment Provisions.....................................................9
Index Sub-Account Provisions..................................................13
Interest Sub-Account Provisions...............................................17
Transfers.....................................................................18
General Provisions............................................................19


                                     Definitions
                                     -----------

The following words have special meanings.

Annuitant - The natural person to whom any annuity payments will be made.

Certificate Year, Certificate Anniversary - The first Certificate Year starts on the Issue Date. Future Certificate Years start on the same month and day in each subsequent year (known as the Certificate Anniversary).

In Force - The status of this Certificate on or before the Income Date so long as it is not totally surrendered and there has not been a death of the Annuitant or any Certificate Owner that will cause the Certificate to end within at most 5 years from the date of death.

Income Date - The date annuity payments will start. Unless state law requires otherwise, the Income Date will be the Annuitant's 90th birthday.

INDEX - The published Index shown on the Certificate Specifications' page that is used to calculate Index Increases.

INDEX Value - The value of the INDEX. The INDEX Value on the Issue Date is shown on the Certificate Specifications' page.

Initial Premium - The premium payment that must be submitted with the application for a Certificate.

Issue Date - The date this Certificate is issued and Your rights and benefits begin. It is shown on the Certificate Specifications' page.

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Cap - The maximum percentage by which an Indexed Value can increase over a
Term. The Cap may be "none" which means that there is no Cap.

Floor - The minimum percentage by which an Indexed Value can increase over a Term. [The Floor may be "none" or it may be less than 0%, in which case the Floor is the maximum percentage by which an Indexed Value can decrease over a Term].

Office - Either Our Home Office or Our Executive Office. Our Home Office is in Providence, Rhode Island. Our Executive Office is shown on the
Certificate Specifications' page.

Certificate Owner - The Primary Certificate Owner and any Joint Certificate Owner collectively.

Participation Rate - A percentage used to calculate the INDEX change for a Term. The Participation Rate determines what percentage of the Term's change in the INDEX will be used in calculating the increase [and/or decrease] in the Sub-Account's Indexed Value. The higher the Participation Rate, the greater the percentage.

Person - A human being, a trust, a corporation, or any other legally recognized entity.

Sub-Account Year, Sub-Account Anniversary - A continuous twelve-month period commencing on the date that an Index Sub-Account is opened by allocation, transfer or renewal, and each Anniversary thereof (known as the Sub-Account Anniversary) including the end of any applicable Term of an Index Sub-Account.

Term - The number of complete years for which an increase [or decrease] in Indexed Value is calculated.

We, Us, Our - Keyport Life Insurance Company.

Written Request - A request written on a form satisfactory to Us and received at Our Office.

You, Your - The Certificate Owner.

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

                            Certificate Benefit Provisions
                            -------------------------------

This Certificate provides for the payment of four different types of benefits though not all will become payable. First, total and partial surrender benefits payable to You. Second, annuity benefits payable to You if You request that surrender benefits be paid under an annuity option instead of in a lump sum. Third, annuity benefits payable to the Annuitant if alive on the Income Date. Fourth, total surrender, partial surrender, and annuity benefits payable to the "designated beneficiary" after the death of the Annuitant or an Certificate Owner (see "Death Provisions" on page 7).

This Certificate consists of a series of Sub-Accounts, including an Interest Sub-Account and multiple Index Sub-Accounts. Premium payments can be allocated to the various Sub-Accounts by You. Also, subject to some restrictions, transfers are allowed among the various Sub-Accounts. All benefits and values under this Certificate are calculated by first calculating the appropriate value of each Sub-Account and then aggregating the Sub-Account values to get the total values of the Certificate.

                                 Surrender Provisions
                                 ---------------------

Total Surrender

You may surrender this Certificate while it is In Force by making a Written Request for surrender. Surrendering this Certificate will end it. We will pay You the Surrender Value. The Surrender Value is the total of the Surrender Value(s) of each of the Sub-Account(s) in the Certificate. However, if this Certificate is surrendered during the first 5 days of any month, We will pay You the Accumulated Value of the Interest Sub-Account. If this Certificate is surrendered during the first 45 days of an Index Sub-Account's Term, We will pay You the greater of the Indexed Value or the Surrender
Value of that Sub-Account.

Partial Surrenders

You may partially surrender this Certificate while it is In Force by making a Written Request. The amount must be for at least $250 and the total Surrender Value of the Certificate remaining after the surrender must be at least $4,000. Also, the remaining Surrender Value in each Index Sub-Account must be at least $1,000.

Your Written Request may specify which Sub-Account(s) Your partial surrender is to be taken from.

In the event You do not tell Us which Sub-Account(s) to take Your partial surrender from, We will withdraw it from Sub-Accounts, in the following order:

    (a)  Interest Sub-Account; then
    (b) Any Index Sub-Account(s) where the Indexed Value is available (See page 12), starting with the Index Sub-Account that was most recently opened; then

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

    (c) Any remaining Index Sub-Account(s) where the Indexed Value is not available, starting with the Sub-Account that was most recently opened.

Payment of Surrender Benefits

For total surrenders, instead of receiving Your total payment in a lump sum, You may request that it be paid to You under an annuity payment option.

For lump sum payments, We may delay payment for up to 6 months from the date We receive the Written Request to surrender. This right to delay is required by most states. We will notify You if there is to be a delay.

Minimum Values

Hypothetical minimum surrender values for the Certificate are illustrated in the Table on page 3. Values paid at surrender, death and annuitization are guaranteed not to be less than the minimum values required by any law of the jurisdiction where this Certificate was issued.

                                   Death Provisions
                                   ----------------

Death of Primary Certificate Owner, Joint Certificate Owner, or Certain Non-Certificate Owner Annuitant

This section applies if, before the Income Date while the Certificate is In Force, the Primary Certificate Owner or any Joint Certificate Owner dies (whether or not the decedent is also the Annuitant) or the Annuitant dies under a Certificate with a non-natural owner such as a trust. The "designated beneficiary" will control the Certificate after such a death. This "designated beneficiary" will be the first person among the following who is alive on the date of death: Primary Certificate Owner; Joint Certificate Owner; primary beneficiary; contingent beneficiary; and if no one is alive, the Primary Certificate Owner's estate.

If the decedent's surviving spouse (if any) is the sole "designated beneficiary", the surviving spouse will automatically become the new Primary Certificate Owner as of the date of death. If the Annuitant is the decedent, the new Annuitant will be any living contingent annuitant, otherwise the surviving spouse. The surviving spouse can continue the Certificate until the Income Date. If the surviving spouse surrenders the Certificate, see the "Death Benefit" section below for the conditions under which the Death Benefit value will be paid rather than the Surrender Value. If the surviving spouse continues the Certificate and another death occurs before the Income Date, the Certificate can continue for up to five years from the date of this second death. All of this "Death Provisions" section, except for this paragraph, will apply to that second death. The exception in the prior sentence means that the first four sentences of this paragraph can apply only once; they cannot apply a second time if the surviving spouse continues the Certificate, remarries, and then dies.

In all other cases, the Certificate can continue for up to five years from the date of death.

                                       7


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

During this period, the "designated beneficiary" may exercise all ownership rights, including the right to make partial surrenders or the right to totally surrender the Certificate for its Surrender Value. If the "designated beneficiary" surrenders the Certificate, see the "Death Benefit" section below for the conditions under which the Death Benefit value will be paid rather than the Surrender Value. If this Certificate is continued until the end of the five-year period, We will automatically end it then by paying the Indexed Value for any Index Sub-Account and the Accumulated Value for the Interest Sub-Account to the "designated beneficiary". If the "designated beneficiary" is not alive then, We will pay any person(s) named by the "designated beneficiary" in a Written Request; otherwise the "designated beneficiary's" estate.

Death Benefit

This section applies only if the "covered person" dies and the Certificate is surrendered within 90 days of the date of death. The Primary Certificate Owner shall be the "covered person" or, if there is a non-natural owner such as a trust, the Annuitant shall be the "covered person". If the "covered person" dies, the "designated beneficiary" may surrender this Certificate within 90 days of the date of death for the Death Benefit. For a surrender after 90 days and for a surrender at any time after the death of a non-covered person, the Surrender Value is payable. The total Death Benefit is the sum of the Death Benefit of each Sub-Account in the Certificate.

Payment of Benefits

The prior two sections allow the "designated beneficiary" to surrender the Certificate. If You want that person to receive annuity payments rather than a lump sum, You may choose by Written Request an annuity payment option that meets the following three conditions. First, the first payment to a non spouse "designated beneficiary" must be made no later than one year after the date of death. Second, payments must be made over the life of the non spouse "designated beneficiary" or over a period not exceeding that person's life expectancy. Third, any payment option that provides for payments to continue after the death of the "designated beneficiary" will not allow the successor payee to extend the period of time over which the remaining payments are to be made. If You do not direct Us to make annuity payments, the "designated beneficiary" can choose between a lump sum and an annuity payment option meeting the above three conditions.

Death of Certain Non-Certificate Owner Annuitant

This section applies if, before the Income Date while the Certificate is In Force, (a) the Annuitant dies, (b) the Annuitant is not a Certificate Owner, and (c) the Certificate Owner is a natural person. The Certificate will continue in force after the Annuitant's death. The new Annuitant will be any living contingent annuitant, otherwise the Primary Certificate Owner.

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

                              Annuity Payment Provisions

Annuity Benefits

If this Certificate is In Force and the Annuitant is alive on the Income Date, payments to the Annuitant will begin under the payment option chosen. You may choose or change a payment option by making a Written Request at least 30 days before the Income Date. Unless You choose otherwise, Option 3 with 10 years guaranteed will become automatically effective. The amount of the payments will be determined by applying the total Income Value (defined as the sum of the Indexed Value for the Index Sub-Accounts and the Accumulated Value for the Interest Sub-Account, less any applicable premium taxes or other taxes) on the Income Date in accordance with the "Payment Options" section.

Income Date

The Income Date for the Annuitant is the date shown on the Certificate Specifications' page. If the Annuitant's death results in someone becoming the new Annuitant, the Income Date will be based on the new Annuitant's date of birth only if the new Annuitant is younger than the decedent.

Payment Options

You may choose any of the four payment options described below. You may also arrange other payment options with Us.

The payee is the person who will receive the sum payable under a payment option. If the amount available to apply under any option is less than $5,000 ($2,000 if the issue state shown on page 3 is Massachusetts), We reserve the right to pay such amount in one sum to the payee in lieu of the payment otherwise provided for.

Payments will be made monthly unless quarterly, semi-annual, or annual payments are chosen by Written Request. However, if any payment provided for would be or becomes less than $100, We have the right to reduce the frequency of payments to an interval that will result in each payment being at least $100.

The payment amount under each option will be equal to the greater of the amount shown in the applicable table or the amount currently offered by Us at the time of the first payment. Under Options 2, 3 and 4 and any other life income option, the payment amount will be based on the age of the payee(s). The current amount may also be based on the sex of the payee(s) (except if this is prohibited by law or if the issue state shown on page 2 is Massachusetts or Montana).

A payee may not surrender or otherwise end a payment option after it begins. Payments will end upon the payee's death unless the option provides for payments continuing to a successor payee.

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

Option 1:  Income For a Fixed Number of Years

We will pay an annuity for a chosen number of years, not fewer than 5 nor more than 30. If the payee dies before the last payment is made, We will continue to make the remaining payments to the successor payee. Upon Written Request of the successor payee, We will make a lump sum payment of the present value of the remaining payments, commuted at a rate of 3% per year or at such greater rate as was used to compute the payments.

Option 2:  Life Income

We will pay an annuity for as long as the payee lives.

Option 3:  Life Income with 5 or 10 Years Guaranteed

We will pay an annuity for as long as the payee lives. Payments are guaranteed for at least the number of years chosen even if the payee dies before then. If the payee dies before the last payment is made, We will continue to make the remaining guaranteed payments to the successor payee. Upon Written Request of the successor payee, We will make a lump sum payment of the present value of the remaining guaranteed payments, commuted at a rate of 3% per year or at such greater rate as was used to compute the payments.

Option 4:  Joint and Last Survivor Income

We will pay an annuity for as long as the payee lives. Upon the payee's death, We will continue payments to the successor payee for as long as the successor payee lives.

Misstatement of Age or Sex

If We learn on or after the Income Date that the age or sex of the Annuitant or any other payee is incorrect, We will compute the amount payable based on the correct age and sex (however, if the issue state shown on page 2 is Massachusetts or Montana, We will only correct an age). If income payments have begun, any underpayment that may have been made will be paid in full with the next annuity payment. Any overpayments, unless repaid to Us in one sum, will be deducted from future annuity payments otherwise due until We are repaid in full.

Basis of Calculation

The minimum annuity payments are based on the 1983 Individual Annuity Valuation Tables, weighted 40% male and 60% female, with interest at 3% per year. We will similarly calculate the amount for a payment frequency other than monthly and the amount for any age not shown in a table. Upon request, We will tell You any such amount.

                                       10


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

Payment Option Tables

OPTION 1:  MINIMUM MONTHLY PAYMENT PAYABLE FOR EACH $1,000 APPLIED VALUE

     Years     Payment          Years    Payment          Years     Payment
     -----     -------          -----    -------          -----     -------
       5        $17.91           14       $7.26            23        $4.99
       6         15.14           15        6.87            24         4.84
       7         13.16           16        6.53            25         4.71
       8         11.68           17        6.23            26         4.59
       9         10.53           18        5.96            27         4.47
       10         9.61           19        5.73            28         4.37
       11         8.86           20        5.51            29         4.27
       12         8.24           21        5.32            30         4.18

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

OPTIONS 2 AND 3:  MINIMUM MONTHLY PAYMENT PAYABLE FOR EACH $1,000 APPLIED VALUE

                  Option 3-  Option 3-                   Option 3-    Option 3-
 Age   Option 2   5 Years    10 Years   Age   Option 2    5 Years     10 Years
 ---   --------  --------    --------   ---   --------   --------     --------

 30     $3.19     $3.19       $3.19     63     $ 5.34    $ 5.31       $5.20
 31      3.22      3.22        3.21     64       5.49      5.45        5.33
 32      3.24      3.24        3.24     65       5.65      5.61        5.47
 33      3.27      3.27        3.27     66       5.82      5.77        5.61
 34      3.30      3.30        3.30     67       6.01      5.94        5.75
 35      3.34      3.33        3.33     68       6.20      6.13        5.91
 36      3.37      3.37        3.36     69       6.41      6.33        6.07
 37      3.40      3.40        3.40     70       6.64      6.54        6.23
 38      3.44      3.44        3.44     71       6.88      6.76        6.41
 39      3.48      3.48        3.47     72       7.14      7.00        6.59
 40      3.52      3.52        3.51     73       7.43      7.26        6.77
 41      3.56      3.56        3.55     74       7.73      7.53        6.96
 42      3.61      3.61        3.60     75       8.06      7.82        7.14
 43      3.65      3.65        3.64     76       8.42      8.12        7.34
 44      3.70      3.70        3.69     77       8.80      8.45        7.53
 45      3.76      3.75        3.74     78       9.21      8.79        7.71
 46      3.81      3.81        3.79     79       9.66      9.14        7.90
 47      3.87      3.86        3.85     80      10.14      9.52        8.06
 48      3.93      3.92        3.90     81      10.65      9.91        8.25
 49      3.99      3.98        3.96     82      11.21     10.31        8.41
 50      4.05      4.05        4.03     83      11.81     10.72        8.57
 51      4.12      4.11        4.09     84      12.46     11.15        8.71
 52      4.19      4.19        4.16     85      13.14     11.58        8.84
 53      4.27      4.26        4.23     86      13.88     12.01        8.96
 54      4.35      4.34        4.31     87      14.67     12.44        9.06
 55      4.44      4.42        4.39     88      15.50     12.86        9.15
 56      4.53      4.51        4.47     89      16.39     13.28        9.23
 57      4.62      4.61        4.56     90      17.32     13.68        9.31
 58      4.72      4.71        4.65     91      18.31     14.07        9.37
 59      4.83      4.81        4.75     92      19.35     14.45        9.42
 60      4.95      4.93        4.86     93      20.45     14.81        9.47
 61      5.07      5.05        4.97     94      21.61     15.15        9.50
 62      5.20      5.17        5.08     95      22.84     15.48        9.53

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

OPTION 4:  MINIMUM MONTHLY PAYMENT PAYABLE FOR EACH $1,000 APPLIED VALUE

                                 Combination of Ages


        30      35      40      45      50      55      60      65      70      75      80      85      90       95
30     $2.99   $3.04   $3.07   $3.10   $3.13   $3.15   $3.16   $3.17   $3.18   $3.18   $3.18   $3.19   $3.19   $ 3.19
40             3.10    3.15    3.20    3.24    3.27    3.29    3.30    3.32    3.32     3.33    3.33    3.33     3.33
45                      3.23    3.30    3.35    3.40    3.44    3.47    3.49    3.50    3.51    3.51    3.52     3.52
50                              3.39    3.48    3.55    3.61    3.66    3.69    3.72    3.73    3.74    3.75     3.75
55                                      3.60    3.71    3.81    3.89    3.94    3.99    4.01    4.03    4.04     4.05
60                                              3.87    4.02    4.14    4.24    4.32    4.36    4.40    4.41     4.42
65                                                      4.23    4.43    4.59    4.72    4.81    4.87    4.91     4.92
70                                                              4.71    4.98    5.21    5.38    5.59    5.56     5.60
75                                                                      5.39    5.77    6.08    6.30    6.45     6.53
80                                                                              6.35    6.89    7.32    7.62     7.81
85                                                                                      7.73    8.50    9.10     9.51
90                                                                                              9.72   10.80    11.63
95                                                                                                     12.49    13.95
                                                                                                                16.20




                             Index Sub-Account Provisions
                             ----------------------------

Introduction

Multiple Index Sub-Accounts may be open at any time. Each Sub-Account that is open will have its own Term, Participation Rate, Cap, Floor and values. All of the descriptions below are for a single Sub-Account. All activities that are described herein relate to activities within the specific Sub-Account (e.g. a partial surrender is a partial surrender from the Sub-Account).

The Indexed Value, as defined below, is available only during three time periods. First, as a surrender payable if a Sub-Account is surrendered within 45 days after the end of its term (see page 6). Second, as a Death Benefit that is payable if the Certificate is surrendered within 90 days after the date of certain deaths or at the required distribution date (see page 7). Third, as an amount applied on the Income Date to determine the amount of annuity payments (see page 9). At all other times, the Surrender Value is available to You while the Certificate is In Force (see page 6).

Indexed Value

The Indexed Value at any time is guaranteed to equal:

    (a)  the Initial Indexed Value; plus
    (b)  all Index Increases; [less all Index Decreases;] plus
    (c)  any End-Of-Term Adjustments; less
    (d)  any partial surrender amounts.

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If the Sub-Account is started by a premium payment, the Initial Indexed Value is equal to the premium allocated to the Sub-Account. If the Sub-Account is started by a transfer, then the Initial Indexed Value is the amount transferred.

The Index Increase [and/or Index Decrease] is determined on the Sub-Account Anniversary using the INDEX Value, the Participation Rate, Floor and Cap.

Index Increases [and Index Decreases]

We will calculate the Index Increase [or Index Decreases] on each Sub-Account Anniversary. On the first Sub-Account Anniversary in a Term, the formula used is:

              A x ((C-D)/D) x (E/F) x G

This calculation provides the proportionate credit for any change in the INDEX from its value at the beginning of the Term to its value on the first Sub-Account Anniversary.

For every Sub-Account Anniversary after the first in a Term, the calculation of any Index Increase,[or Index Decrease], to be credited on the Sub-Account Anniversary, is the sum total of two parts.

Part 1 represents the proportionate credit for any increase in the INDEX Value from its prior highest Sub-Account Anniversary value to its value on the current Sub-Account Anniversary. Theformula for Part 1 is:

              A x ((C-B)/D) x (E/F) x G

Part 2 represents the proportionate credit for any change in the INDEX Value occurring on a prior Sub-Account Anniversary(ies). The formula for Part 2 is:

              A x ((B-D)/D) x (1/F) x G

A   is the Participation Rate for the Term
B is the highest INDEX Value on all Sub-Account Anniversaries but excluding the INDEX Value on the date the Sub-Account is started and the current Sub-Account Anniversary. The value of B can never be less than the Minimum INDEX Value nor greater than the Maximum INDEX Value. The Minimum INDEX and the Maximum INDEX Value are defined below.
C is the INDEX Value on the current Sub-Account Anniversary, not less than B or greater than the Maximum INDEX Value for the Term.
D   is the INDEX Value at the beginning of the Term
E   is the number of completed Sub-Account Years in the Term
F   is the total number of Sub-Account Years in the Term
G is the smaller of the Indexed Value at the beginning of the Term and the Indexed Value (prior to the crediting of any Index Increases [or Index Decreases]) on any Sub-Account Anniversary in the Term, including the current Sub-Account Anniversary

The Minimum INDEX Value and the Maximum INDEX Value are defined as follows:

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Minimum INDEX Value = [(Floor/Participation Rate for Term)+1] x Beginning of
Term INDEX Value
and
Maximum INDEX Value = [(Cap/Participation Rate for Term)+1] x Beginning of Term INDEX Value

 End-of-Term Adjustment in the Indexed Value

At the end of the Term (after the Index Increase [or Index Decrease]), if the Surrender Value exceeds the Indexed Value, the Indexed Value will be increased to equal the Surrender Value.

INDEX, Participation Rate, Floor and Cap, Term

The INDEX shown on the Certificate Specifications' page is used to calculate Index Increases. If the INDEX is discontinued or its calculation is changed substantially, We will substitute a suitable index and notify You. The INDEX Value for a particular day is the value calculated at the end of that day.
If there is no INDEX Value calculated that day, then the value calculated for the first preceding day shall apply.

We will declare for each new Term of a Sub-Account the Participation Rate, the Floor and the Cap on a basis which does not discriminate unfairly within any class of Certificates.

Before the end of each Term of each Sub-Account, We will declare the length(s) available for the next Term on a basis which does not discriminate unfairly within a class of Certificates. You may choose a Term by Written Request. You may not choose a Term that goes beyond the Income Date or in the case of a "designated beneficiary", You may not choose a Term that goes beyond the date allowed by the Death Provision section. If You do not choose, the new Term ("Default Term") will be the same length as the prior Term although the Participation Rate, Cap and Floor may be different as described above. If the Default Term would go beyond the Income Date or the date allowed by the Death Provision section, the Sub-Account values will be transferred to the Interest Sub-Account.

Surrender Value

The Surrender Value at any time is equal to:

    (a)  the Initial Surrender Value; plus
    (b)  any Sub-Account Anniversary Adjustments (see below): less
    (c)  any partial surrender amounts; plus
    (d) interest on the net amount determined by above items (a) through (c) at the rate of 3% per year.

We will credit interest daily. 3% represents the effective annual interest rate that will be credited when daily interest credits have compounded for a full year.

If the Sub-Account is started by a premium payment, the Initial Surrender Value is equal to 90% of the premium allocated to this Sub-Account.

If the Sub-Account is started by an transfer, the Initial Surrender Value is the Surrender Value transferred.

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Sub-Account Anniversary Adjustment in Surrender Value

The Indexed Value and the Surrender Value are compared on each Sub-Account Anniversary. If (a) the Indexed Value exceeds the Surrender Value and (b) the total to date of all Index Increases [and Index Decreases] during the Term exceed "all increases in the Surrender Value during the Term", then the Surrender Value will be increased by the difference between the two amounts in (b). "All increases in the Surrender Value during the Term" equal the total to date during the Term of all prior Sub-Account Anniversary adjustments to the Surrender Value and all interest credited to the Surrender Value (the interest for each Sub-Account year equals: the Surrender Value at the end of the Sub-Account year plus the amount of any partial surrender(s) during the Sub-Account year, less the Surrender Value at the start of the Sub-Account year).

After the above adjustment, on each Sub-Account Anniversary within 10 years of the Income Date, if the Indexed Value exceeds the Surrender Value, then the Surrender Value will be increased by the lesser of (a) and (b), where:

    (a) is 1% of the Indexed Value multiplied by the number of elapsed Sub-Account Anniversaries within the 10 year period less any prior increases made pursuant to this provision; and
    (b)  is the difference between the Indexed Value and the Surrender Value.

The Death Benefit

If the Floor is greater than 0%, the Death Benefit is the greater of the Indexed Value as of the date of death less any subsequent partial surrenders, and the Surrender Value on the date of the payment.

If death occurs in the last Year of a Term and the surrender occurs after the end of the Term, the Death Benefit is the greater of the Indexed Value at the end of the Term, less any partial surrenders, and the Surrender Value on the date of the payment.

In all other situations, the Death Benefit is the greater of (a) minus (b) and the Surrender Value on the date of the payment, where:

    (a) is the Indexed Value at the start of the Sub-Account year in which death occurs, with the applicable Index Increase (described on page
         14) recalculated as follows: "E" is equal to "F" and "(B -D)" is multiplied by the sum of 1.0 plus the number of Sub-Account years from start of such year to the end of the Term; and
    (b)  is the sum of any partial surrenders since the start of such year.

If death occurs in the last year of a Term and the surrender occurs after the end of the Term, the Indexed Value at the end of such Term will be substituted for (a).

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                           Interest Sub-Account Provisions
                           --------------------------------

Introduction

The Accumulated Value is available only during three time periods. First, as a surrender payable if all or part of the Interest Sub-Account is surrendered within the first 5 days of any calendar month. Second, as a Death Benefit that is payable if the Certificate is surrendered within 90 days after the date of certain deaths (see page 7). Third, as a value applied on the Income Date to determine the amount of annuity payments (see page 9). At all other times, the Surrender Value is available to You while the Certificate is In Force (see page 6).

Accumulated Value

The Accumulated Value at any time is guaranteed to equal:

(a) the portion of the Initial Premium allocated to this Sub-Account; plus
(b) the portion of any Subsequent Premium(s) allocated to this Sub-Account;
    plus
(c) any amounts transferred to this Sub-Account; less
(d) any partial surrender amounts from this Sub-Account; less
(e) any amounts transferred from this Sub-Account; plus
(f) interest on the net amount determined by the above items (a) through (e) at the declared rate.

Interest is calculated daily, based on the declared interest rate. The declared rate is an annual effective interest rate that will be credited when daily interest credits have compounded for a full year. The declared rate will be set on the first of each calendar month and will be guaranteed for the month, and will never be less than 3%.

Surrender Value

The  Surrender Value at any time is equal to:

(a)  90% of the portion of the Initial Premium allocated to this Sub-Account;
     plus
(b) 90% of the portion of any Subsequent Premium(s) allocated to this Sub-Account; plus
(c)  any Surrender Values transferred to this Sub-Account;  plus
(d)  any excess interest as defined below; less
(e)  any partial surrender amounts taken from this Sub-Account; less
(f)  any amounts transferred from this Sub-Account; plus
(g) interest on the net amount determined by the above items (a) through (f) at the rate of 3% per year. We will credit interest daily. Three percent represents the effective annual interest rate that will be credited when daily Interest credits have compounded for a full year.

Excess interest is the excess, if any, of interest credited to the Accumulated Value over interest credited to the Surrender Value since the last date of excess interest credits. Excess interest is added on the first of each calendar month plus on any date of a transfer or surrender from this Sub-Account.

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After the Calculation of excess interest, on each Certificate  Anniversary within 10 years of the Income Date, if the Accumulated Value exceeds the Surrender Value, then the Surrender Value will be increased by 1% of the Accumulated Value, but not to an amount greater than the Accumulated Value.

The Death Benefit

The Death Benefit is the Accumulated Value as of day before the claim is paid if the surrender occurs within 90 days of death. Thereafter, the Death Benefit is the Surrender Value as of the day before the claim is paid.

                                      Transfers
                                      ---------

Introduction

Transfers can be made at any time from the Interest Sub-Account to a new Index Sub-Account. Transfers can also be made from an Index Sub-Account to the Interest Sub-Account at the end of the Term. We will make a transfer when We receive a Written Request to do so from You that meets the conditions set forth below.

Transfers from the Interest Sub-Account to an Index Sub-Account

You can transfer all or part of the Interest Sub-Account to a new Index Sub-Account at any time. The amount You request from the Accumulated Value will be transferred to a new Index Sub-Account and will be the Initial Indexed Value of the new Sub-Account. The Initial Surrender Value of the new Index Sub-Account will be equal to the ratio of the Accumulated Value transferred to the total Accumulated Value of the Interest Sub-Account prior to the transfer times the Surrender Value of the Interest Sub-Account prior to the transfer.

The remaining Accumulated Value and Surrender Value of the Interest Sub-Account will be the values prior to the transfer less the amount transferred.

The minimum amount of any transfer from the Interest Sub-Account to a new Index Sub-Account must be at least $1,000.

Transfers from an Index Sub-Account to the Interest Sub-Account

You can transfer the Indexed Value of an Index Sub-Account to the Interest Sub-Account at the end of the Term of an Index Sub-Account. The Indexed Value of the Index Sub-Account will be transferred to the Accumulated Value of the Interest Sub-Account. The Surrender Value of the Index Sub-Account will be transferred to the Surrender Value of the Interest Sub-Account.

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

                                  General Provisions
                                  ------------------

Initial Premium

The Initial Premium is due on the Issue Date of Your Certificate. It must be paid in United States currency and deposited to a bank account of Ours in order for this Certificate to be valid. The Initial Premium is allocated to the Sub-Account(s) based on Your instructions.

Subsequent Premiums

Subsequent premiums, subject to the minimum and maximum stated on page 2, may be paid at any time during the first Certificate Year. Thereafter, they may be paid any time Your Certificate is In Force unless the current Certificate Year is within 10 years of the Income Date. Any Subsequent Premium must be paid in United States currency and deposited to a bank account of Ours. We will then apply the premium to the Sub-Account You requested. Any Subsequent Premium for an Index Sub-Account will be allocated to a new Index Sub-Account of a Term requested by You, subject to the limitations described in this Certificate. If You do not tell Us, We will add the premium to the Interest Sub-Account. The Company reserves the right to not allow Subsequent Premiums to this Certificate.

Certificate

This Certificate form, any attached copy of the application, and any attached endorsements make up the entire Certificate.

Only Our President or Secretary may agree to change any of the terms of this Certificate . Any changes must be made in writing and with Your consent, unless provided otherwise by this Certificate.

So that this Certificate will maintain its status as an annuity under the Internal Revenue Code, We reserve the right to change this Certificate to comply with future changes in: the Internal Revenue Code; any regulations or rulings issued under that code; and any requirements otherwise imposed by the Internal Revenue Service. You will be sent a copy of any such amendment as well as a copy of the regulatory change requiring the amendment. If the Issue State shown on page 2 is Massachusetts, New Jersey, Pennsylvania or Texas, such amendment will be filed for approval with the state s insurance supervisory official.

Certificate Ownership Provisions

The Primary Certificate Owner and any Joint Certificate Owner are shown on page 2. They may be changed by You. If You change an owner who is also the Annuitant, the owner being changed will still be the Annuitant. The Primary Certificate Owner and any Joint Certificate Owner own the Certificate equally with right of survivorship.

You may exercise all the rights of this Certificate while it is In Force, subject to the rights of: (a) any assignee under an assignment filed with Us; and (b) any irrevocably-named beneficiary.

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Annuitant Provisions

The Annuitant and any contingent annuitant are shown on page 2. You can change the contingent annuitant but not the Annuitant. If the Annuitant dies, the "Death Provisions" sections provide that the contingent annuitant, the Annuitant's surviving spouse, or the primary owner may become the new annuitant.

Beneficiary Provisions

Any primary beneficiary and contingent beneficiary may be changed by You unless irrevocably named.

If You name more than one primary beneficiary and do not state otherwise, any non-survivors will not receive any benefit, the survivors will receive equal shares, and if there is only one survivor, that person will receive the entire benefit. If no primary beneficiary is alive, the contingent beneficiary will receive the benefit. If You name more than one contingent beneficiary, the rules stated above for multiple primary beneficiaries will apply.

Designation or Change of Certificate Owner, Beneficiary, or Contingent Annuitant

While the Certificate is In Force, You may by Written Request designate or change the Primary Certificate Owner, Joint Certificate Owner, primary beneficiary, contingent beneficiary, or contingent annuitant. An irrevocably-named person may be changed only with the written consent of such person. After We record the request, the designation or change will take effect as of the date You signed the request. The designation or change will not affect any payments We make or actions We take before We record the request.

Assignment

You may assign this Certificate at any time while it is In Force. The assignment must be in writing and a copy must be received at Our Office.
Your rights and those of any revocably-named person will be subject to the assignment. An assignment will not affect any payments We make or actions We take before We record it. We are not responsible for the validity of any assignment.

Incontestability

We will not contest this Certificate.

Nonparticipation in Surplus

We will not pay any dividends on this Certificate.

Certificate Settlement

All amounts due under this Certificate will be paid from Our Office in United States currency.

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Protection of Proceeds

No beneficiary or payee may commute or assign any payments under this Certificate before they are due. To the extent permitted by law, no payments shall be subject to the debts of any beneficiary or payee or to any judicial process for payment of those debts.

Evidence of Death, Age, Sex, or Survival

If a Certificate provision relates to the death of a person, We will require proof of death before We act under that provision. We will accept a certified death certificate or a certified decree of a court of competent jurisdiction as to a finding of death. We will also accept any other document which is considered due proof of death under applicable state law. If Our action under a Certificate provision is based on the age, sex, or survival of any person, We may require evidence of that fact before We act under that provision. However, if the issue state shown on page 2 is Massachusetts or Montana, We will not require evidence of the sex of any person.

Taxes

Any premium taxes or other taxes levied by any governmental authority with respect to this Certificate will be deducted upon a total surrender or on the Income Date. We will also deduct from any amount payable under this Certificate any income taxes a governmental authority requires Us to withhold with respect to that amount.

Reports

We will send You a report shortly after the end of each Certificate Year that shows the following values for each Index Sub-Account that was open at any time during the Certificate Year: the Surrender Value and Indexed Value at the beginning of that year and the INDEX Value (as of the most recent Sub-Account Anniversary); the amount of any surrenders or transfers during that year; and the Index Increase, [Index Decrease,] Surrender Value and Indexed Value at the end of that year. For the Interest Sub-Account We will show You the Surrender Value and Accumulated Value at the beginning of the year, the amount of any surrenders and transfers during the year, interest credits during the year, and any premium payments allocated to this Sub-Account during the year, and the Surrender Value and Accumulated Value at the end of the year. Also, at the end of the term of each Index Sub-Account, We will give You a report that shows the length of Your new term and Your new term's Participation Rate and Floor and Cap. We will send any other reports that may be required by law. Also, upon Written Request, We will provide You in a timely manner with factual information about this Certificate's benefits and provisions.

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                                     Endorsements
                                     ------------

                              To be inserted only by Us.

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                          Keyport Life Insurance Company

                Flexible Premium Indexed Deferred Annuity Certificate

In this Certificate, Keyport Life Insurance Company is referred to as "We", "Us", "Our", or the "Company". "You" and "Your" refer to the Certificate Owner.

The Certificate, as issued to You by Us with any riders or endorsements, alone makes up the agreement under which benefits are paid. In consideration of the application for this Certificate and the payment of the Initial Premium, We agree to provide the benefits described in this Certificate to the Certificate Owner.

If this Certificate is In Force on the Income Date, We will begin making income payments to the Annuitant. We will make such payments according to the terms of the Certificate.

RIGHT TO EXAMINE CONTRACT: your may return this Certificate to Us or the agent through whom your purchased it within 45 days after your receive it. If so returned, We will treat the Certificate as though it Were never issued. Upon receipt We will promptly refund any premiums paid.

                           READ THIS CERTIFICATE CAREFULLY.

                     It is a legal Contract  between You and Us.

                FLEXIBLE PREMIUM GROUP DEFERRED ANNUITY CERTIFICATE

                          NON-PARTICIPATING - NO DIVIDENDS

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